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                                                                    EXHIBIT 99.8

                             TRITON ENERGY LIMITED
                        LETTER TO REGISTERED HOLDERS AND
                     DEPOSITORY TRUST COMPANY PARTICIPANTS
                                      FOR
                           TENDER OF ALL OUTSTANDING
                          8 7/8% SENIOR NOTES DUE 2007
                                IN EXCHANGE FOR
                          8 7/8% SENIOR NOTES DUE 2007
                      THAT HAVE BEEN REGISTERED UNDER THE
                             SECURITIES ACT OF 1933

     THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 7, 2000, UNLESS EXTENDED (THE "EXPIRATION DATE").

     NOTES TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE UNLESS PREVIOUSLY ACCEPTED FOR EXCHANGE.

To Registered Holders and Depository Trust Company Participants:

     We are enclosing herewith the material listed below relating to the offer by Triton Energy Limited, a Cayman Islands company (the "Company"), to exchange its 8 7/8% Senior Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 7/8% Senior Notes due 2007 (the "Old Notes") upon the terms and subject to the conditions set forth in the Company's Prospectus, dated November 8, 2000, and the related Letter of Transmittal (which together constitute the "Exchange Offer").

     Enclosed herewith are copies of the following documents:

          1. Prospectus, dated November 8, 2000;

          2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

          3. Notice of Guaranteed Delivery;

          4. Letter that may be sent to your clients for whose accounts you hold Old Notes in your name or in the name of your nominee; and

          5. Letter that may be sent from your clients to you with such client's instruction with regard to the Exchange Offer.

     We urge you to contact your clients promptly. Please note that the Exchange Offer will expire on the Expiration Date unless extended.

     The Exchange Offer is not conditioned upon any minimum number of Old Notes being tendered.

     Pursuant to the Letter of Transmittal, each holder of Old Notes will represent to the Company that (i) the New Notes acquired in exchange for Old Notes pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, (ii) the holder is not engaging in and does not intend to engage in a distribution of the New Notes,
(iii) the holder does not have any arrangement or understanding with any person to participate in the distribution of New Notes, and (iv) neither the holder nor any such other person is an "affiliate" (within the meaning of Rule 405 under

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the Securities Act) of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The enclosed Letter to Clients contains an authorization by the beneficial owners of the Old Notes for you to make the foregoing representations.

     The Company will not pay any fee or commission to any broker or dealer or to any other person (other than the Exchange Agent) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer.

     Additional copies of the enclosed material may be obtained from the undersigned.

                                            Very truly yours,

                                            TRITON ENERGY LIMITED

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